Exhibit 13

                         NOMURA PACIFIC BASIN FUND, INC.

                                DISTRIBUTION PLAN

      This Distribution Plan ("Plan") is adopted as of ___________, 1999, by the Board of Directors of Nomura Pacific Basin Fund, Inc. (the "Corporation"), a Maryland corporation with respect to certain classes of shares ("Classes") of the portfolios of the Corporation (the "Funds") set forth in exhibits hereto.

      1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") so as to permit the Corporation to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds ("Shares").

      2. This Plan is designed to finance (i) activities of Nomura Securities International, Inc. ("NSI") principally intended to result in the sale of Shares and (ii) ongoing shareholder servicing and account maintenance activities. These activities include: (a) providing incentives to dealers ("Dealers") to sell Shares; (b) advertising and marketing of Shares, including preparing, printing and distributing prospectuses and sales literature to prospective shareholders and Dealers; and (c) implementing and operating the Plan. As compensation for services provided pursuant to this Plan, NSI will be paid a fee in respect of the Classes set forth in the applicable exhibit.

      3. Any payment to NSI in accordance with this Plan will be made pursuant to the Distribution Agreement entered into by the Corporation and NSI. Any payments made by NSI to Dealers with funds received as compensation under this Plan will be made pursuant to the Dealer Agreement entered into by NSI and the Dealer.

      4. NSI has the right to select, in its sole discretion, the Dealers to participate in the Plan and to terminate without cause and in its sole discretion any Dealer Agreement.

      5. Quarterly in each year that this Plan remains in effect, NSI shall prepare, or cause to be prepared, and furnish to the Board of Directors of the Corporation, and the Board of Directors shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

      6. This Plan shall become effective with respect to each Class (i) after approval by majority votes of (a) the Corporation's Board of Directors, (b) the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the Corporation's Plan or in any related documents to the Plan ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on the Plan, and (c) if required by applicable law, the outstanding voting securities of the particular Class, as defined in Section 2(a)(42) of the Act, and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.
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      7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Corporation's Board of Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Directors as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Directors and thereafter for successive periods of one year subject to approval as described above.

      8. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Corporation and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on it.

      9. This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.

      10. This Plan may be terminated with respect to a particular Class at any time by (a) a majority vote of the Disinterested Directors, or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act, or (c) by NSI on 60 days' notice to the Corporation.

      11. While this Plan shall be in effect, the selection and nomination of Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors then in office.

      12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

      13. This Plan shall be construed in accordance with and governed by the laws of the State of New York.


                                       2
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                         Nomura Pacific Basin Fund, Inc.

                             Pacific Basin Portfolio
                                 Class A Shares

      The following provisions are incorporated and made part of the Distribution Plan, dated __________, 1999, of Nomura Pacific Basin Fund, Inc.

      This Distribution Plan is adopted by Nomura Pacific Basin Fund, Inc. with respect to the class of shares set forth above.

      As compensation for the services provided pursuant to this Plan, NSI will be paid a monthly fee computed at the annual rate of 1/4 of 1% of the average aggregate net asset value of the Class A Shares of the Pacific Basin Portfolio outstanding during the month.

      Witness the due execution hereof this ___day of ________, 1999.

                                        NOMURA PACIFIC BASIN FUND, INC.


                                        By:_____________________________________
                                           Haruo Sawada
                                           President

                         Nomura Pacific Basin Fund, Inc.

                             Pacific Basin Portfolio
                                 Class B Shares

      The following provisions are incorporated and made part of the Distribution Plan, dated __________, 1999, of Nomura Pacific Basin Fund, Inc.

      This Distribution Plan is adopted by Nomura Pacific Basin Fund, Inc. with respect to the class of shares set forth above.

      As compensation for the services provided pursuant to this Plan, NSI will be paid a monthly fee computed at the annual rate of 1% of the average aggregate net asset value of the Class B Shares of the Pacific Basin Portfolio outstanding during the month. Of this amount, 1/4 of 1% shall constitute a service fee for ongoing shareholder servicing and account maintenance activities.

      Witness the due execution hereof this ___day of __________, 1999.

                                        NOMURA PACIFIC BASIN FUND, INC.


                                        By:_____________________________________
                                           Haruo Sawada
                                           President


                                      B-1